EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Organization
A8 Corporation International Ltd.	Ireland
A8 Corporation Ltd.	Ireland
ActivCard Asia Pte. Ltd.	Singapore
ActivCard Canada Inc.	Canada
ActivCard Developments Pty. Ltd.	Australia
ActivCard Europe S.A.	France
ActivCard GmbH	Germany
ActivCard, Inc.	California
ActivCard Ireland Ltd.	Ireland
ActivCard Japan K.K.	Japan
ActivCard Pty. Ltd.	Australia
ActivCard Software Private Limited	India
ActivCard South Africa Pty. Ltd.	South Africa
ActivCard S.A.	France